Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Teva Pharmaceutical Industries Limited of our report dated February 9, 2015, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Teva Pharmaceutical Industries Limited’s Annual Report on Form 20-F for the year ended December 31, 2014.

We also consent to the incorporation by reference of our report dated February 9, 2015 relating to the Financial Statement Schedule, which appears in such Form 20-F.

/s/ Kesselman & Kesselman

Tel-Aviv, Israel	Kesselman & Kesselman
September 3, 2015	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited